EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-138003, 333-126167, 333-129979, and 333-147757) on Form S-3 and in Registration Statements (No. 333-132595 and 333-143304) on Form S-8 of Cano Petroleum, Inc. of our report dated October 20, 2011 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Cano Petroleum, Inc. for the year ended June 30, 2011.  Our report dated October 20, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to Cano Petroleum, Inc.’s ability to continue as a going concern.

/s/ Hein & Associates LLP

Dallas, Texas

October 20, 2011